UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	February 17, 2006

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10786	13-3032158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 Spirit 40 Park Drive, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code	(636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 17, 2006, Insituform Technologies, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent and L/C Issuer (the “Bank”). The newly amended facility increases the Company’s borrowing capacity from $25 million to $35 million and extends the term from March 31, 2006 until April 30, 2008.

The amended credit facility remains unsecured and will have the same priority of payment as the Company’s 8.88% Series A Senior Notes and 6.54% 2003-A Senior Notes. The amended credit facility is subject only to the financial covenants applicable to the Senior Notes, eliminating the minimum cash covenant of $50 million required by the old facility. The new facility also changes the applicable interest rate on outstanding borrowings from the prime rate at the Bank alone to alternative rates, at the Company’s option, based either on (i) a rate based upon LIBOR plus a margin (ranging from 1.0% to 2.0%) determined by the Company’s then-current consolidated leverage ratio or (ii) the greater of (a) the prime rate at the Bank or (b) the federal funds rate plus 0.5%.

The commitment fee on the unused principal balance under the credit facility will be paid quarterly and will fluctuate between 0.175% and 0.25%, based upon the Company’s then-current consolidated leverage ratio, a decrease from the fixed commitment fee of 0.5% on the old credit facility. Letter of credit fees will be based upon the applicable rate (between 1.0% and 2.0%), as determined by the Company’s then-current consolidated leverage ratio, and will be paid quarterly on the maximum amount to be drawn on outstanding letters of credit.

As of February 17, 2006, the Company had $15.5 million in letters of credit issued and outstanding under the new credit facility, $14.5 million of which was collateral for the benefit of certain of the Company’s insurance carriers and $1.0 million of which was collateral for work performance on various Company projects. There was $7.0 million of outstanding borrowings under the new facility on February 17, 2006, resulting in $12.5 million of available borrowing capacity under the new credit facility as of such date.

Obligations under the new facility are jointly and severally guaranteed by each of the Company’s domestic subsidiaries pursuant to the Master Guaranty, dated as of February 17, 2006.

Copies of the Second Amended and Restated Credit Agreement and Master Guaranty are furnished herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. A copy of the press release issued by the Company on February 17, 2006 announcing the new facility also is incorporated herein by reference and furnished herewith as Exhibit 99.1.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 13, 2005, Paul A. Biddelman submitted his resignation as a member of the Company’s board of directors due to additional time constraints of his business, Hanseatic Corporation. Mr. Biddelman served as a member of the board of directors for 17 years and also served as Chair of the Company’s Audit Committee and a member of the Company's Corporate Governance & Nominating Committee.

Effective with Mr. Biddelman’s resignation, Stephanie A. Cuskley, a director of the Company and a member of the Audit Committee, was appointed to serve as Chair of the Audit Committee. Ms. Cuskley also was appointed as a member of the Corporate Governance & Nominating Committee.

Effective with Mr. Biddelman’s resignation, the Company’s board of directors reduced the size of the board from nine members to eight members.

Item 9.01.   Financial Statements and Exhibits.

  (c)    The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of February 17, 2006, between Insituform Technologies, Inc. and Bank of America, N.A., as Administrative Agent and L/C Issuer.

10.2	Master Guaranty, dated as of February 17, 2006.

99.1	Press Release of Insituform Technologies, Inc., dated February 17, 2006.

*   *   *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

By: /s/ David F. Morris
David F. Morris
Vice President, General Counsel and Secretary

Date: February 21, 2006

INDEX TO EXHIBITS

Exhibit	Description

10.1	Second Amended and Restated Credit Agreement, dated as of February 17, 2006, between Insituform Technologies, Inc. and Bank of America, N.A., as Administrative Agent and L/C Issuer.

10.2	Master Guaranty, dated as of February 17, 2006.

99.1	Press Release of Insituform Technologies, Inc., dated February 17, 2006.